AMENDMENT NO. 4
TO AMENDED AND RESTATED MASTER TRUST AGREEMENT

This Amendment No. 4 to the Amended and Restated Master Trust Agreement (this “Amendment No. 4) is entered into as of December 12, 2016 (the “Amendment No. 4 Effective Date”), by and between Wal-Mart Stores, Inc. (“Walmart”) located at 702 SW 8th Street, Bentonville, Arkansas 72716 on the one hand, and MoneyGram Payment Systems, Inc. (“MoneyGram”), a Delaware corporation with a place of business at 2828 N. Harwood, Dallas, TX 75201.

RECITALS:
WHEREAS, the Parties on or about February 1, 2016, entered into that certain Amended And Restated Master Trust Agreement (“Agreement”) pursuant to which, among other things, MoneyGram agreed to offer certain Services at certain Walmart locations, and Walmart agreed to act as MoneyGram’s agent in providing such Services at such locations;

WHEREAS, pursuant to the Agreement MoneyGram granted Walmart a royalty-free, non-exclusive, worldwide, irrevocable license to use, store, process, manipulate, reproduce and combine the MoneyGram Data as described in the Agreement and the Parties now wish to clarify and update their understanding of the ownership and permitted uses of data;

NOW THEREFORE, in consideration of the following terms and conditions, and for good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges, the Parties hereby agree as follows:

1.	The Agreement and all subsequent amendments are collectively referred to in this Amendment No. 4 as the “Agreement.”

2.	Except as otherwise indicated, capitalized terms used in this Amendment No. 4 have the same meanings as in the Agreement.

3.	Except as specifically amended hereby, the Agreement remains in full force and effect in accordance with the terms thereof.

4.	If there is any inconsistency between the terms of this Amendment No. 4 and the Agreement, the terms of Amendment No. 4 will govern.

5.	Section 7(d) of the Agreement is hereby amended and replaced in its entirety by the following:

(d) Data Sharing: MoneyGram will share with and license to Walmart certain data that is created or arises from Walmart's offering of MoneyGram's Services pursuant and subject to the terms, conditions and provisions of Attachment J - Data Addendum.

6.
Attachment J, “Data Sharing, POCS Data and License Attachment,” is deleted in its entirety and replaced by Attachment J, “Data Addendum,” attached to this Amendment No. 4 and incorporated into the Agreement by reference. All references in the Agreement to “Attachment J, Data Sharing, POCS Data and License Attachment shall be amended to refer instead to “Attachment J, Data Addendum.”

IN WITNESS WHEREOF, this Amendment No. 4 is entered into by and among MoneyGram and Walmart as of the Amendment No. 4 Effective Date.

WAL-MART STORES, INC.	MONEYGRAM PAYMENT SYSTEMS, INC.
By: /s/ Daniel J. Eckert	By: /s/ W. Alexander Holmes
Name: Daniel J. Eckert	Name: W. Alexander Holmes
Title: Senior Vice President, Walmart Services Date: 1/25/2017	Title: Chief Executive Officer Date: 1/25/2017

ATTACHMENT J

MoneyGram

DATA ADDENDUM

A.
Incorporation. This Data Addendum by and between Walmart and MoneyGram (the “Data Sharing Attachment”) is part of, and incorporated into, that certain Amended and Restated Master Trust Agreement between Walmart and MoneyGram (the “Agreement”). This Data Sharing Attachment sets forth the terms and conditions regarding the ownership and use of certain data obtained or generated from or in connection with Walmart’s sale of MoneyGram’s Services at the Agent Locations as well as data collected or maintained in Walmart’s POCS System pursuant to the Agreement , pursuant to the February 1, 2005 Money Services Agreement between Walmart and MoneyGram (“2005 Agreement”), and pursuant to the April 1, 2013 Master Trust Agreement between Walmart and MoneyGram (“2013 Agreement”).

B.
Certain Definitions. The following capitalized terms shall have the meanings given below. Any other capitalized terms used but not defined in this Data Sharing Attachment shall have the meanings given to such terms in the Agreement.

(i)
“Bill Payment Data” means the following data and information, if available, obtained in connection with Walmart’s sale and offering of the Bill Payment Services: (i) the Agent Location where the applicable Bill Payment Service transaction originated; (ii) sender’s first and last name, address and telephone number; (iii) Bill Payment Service details surrounding the transaction (date/time, amount, price, and fees); and (iv) biller name.

(ii)
“Commit Message” means the message that Walmart sends to MoneyGram by or through websites, mobile applications, self-service kiosks, or Walmart-operated point of sale systems after a consumer agrees to purchase the Services that represents Walmart’s commitment to settle funds with MoneyGram.

(iii)	“Competing Products and Services” means any products or services offered by or through Walmart that are substantially similar to the Services.

(iv)
“MoneyGram Data” means collectively the Bill Payment Data, the Transfer Receive Data, the Transfer Send Data, and any data, other than Walmart Data, collected and obtained in connection with the sale of Bill Payment Services and the Transfer Send and Transfer Receive segments of Money Transfer Services. MoneyGram Data includes the 2010 Data and the 2013 Data.

(v)	“Non-Competing Products and Services” means any products or services offered by or through Walmart that are not Competing Products and Services.

(vi)
“Staging Data” means any information (i) collected by Walmart from a Walmart consumer or customer prior to the Commit Message being sent from Walmart to MoneyGram ; and (ii) previously collected by Walmart from a Walmart consumer or customer and displayed on or pre-populated to stage transactions prior to the Commit Message being sent.

(vii)
“Transfer Receive Data” means the following data and information, if available, obtained in connection with Walmart’s sale and offering of the Transfer Receive segment of Money Transfer Services: (i) the Agent Location where the respective Transfer Receive transaction was disbursed; (ii) the date and time the Transfer Receive was actually disbursed by the Agent Location; (iii) receiver’s first and last name, and depending on transaction amount, address and telephone number.

(ix)
“Transfer Send Data” means the following data and information, if available, obtained in connection with Walmart’s sale and offering of the Transfer Send segment of Money Transfer Services: (i) Agent Location where the respective Transfer Send transaction originated; (ii) sender’s first and last name, address and telephone number; (ii) Transfer Send transaction details (date/time, amount, price, consumer fee); (iv) name of intended recipient; (v) intended destination of the Transfer Send transaction (state and/or country).

(x)	“Walmart Data” shall mean (i) any contact or other personal information provided by a consumer or customer to Walmart outside of the purchase and/or use of the Services; and (ii) Staging Data.

(xi)	“2010 Data” means Bill Payment Data, Transfer Receive Data and Transfer Send Data with respect to transactions under the 2005 Agreement occurring from January 1, 2010 through March 31, 2013.

(xii)
“2013 Data” means Bill Payment Data, Transfer Receive Data and Transfer Send Data with respect to transactions under the 2013 Agreement occurring from April 1, 2013 through and including the day immediately preceding the Effective Date of the Agreement.

C.     License Grants; Restrictions on Use; Additional Covenants of Parties.

(i)
License to Walmart. Subject to the terms and conditions set forth in the Agreement, MoneyGram hereby grants to Walmart a royalty-free, non-exclusive, worldwide, irrevocable license, during the Data Sharing Term (as defined in Section H), to use, store, process, manipulate, reproduce and combine the MoneyGram Data. Walmart may permit its subcontractors to exercise the rights granted above, provided that subcontractors shall only exercise such rights in the course of providing services to Walmart or its Affiliates. To the extent MoneyGram Data is also Walmart Data, Walmart’s use of such data in any way shall be regarded as use of Walmart Data not MoneyGram Data that is the subject of the license granted herein.

(ii)	Seller Use Restrictions. Notwithstanding the license granted pursuant to Section (c)(i), Walmart may use the MoneyGram Data only for the following purposes:

(1)	to conduct internal statistical analyses on a personally identifiable basis;

(2)	to perform internal business modeling;

(3)
to add dimensionality to Walmart’s consumers and customers, including developing insights into consumer and customer behaviors, consumer and customer needs and demographics and creating, maintaining and updating consumer and customer profiles on or through websites, mobile applications, self-service kiosks, or Walmart-operated point of sale systems; or

(4)	to provide or display consumer and customer transaction information on or through websites, mobile applications, self-service kiosks, or Walmart-operated point of sale systems.

Notwithstanding anything to the contrary contained in this Section C or this Data Addendum, MoneyGram may disclose to Walmart and Walmart may use MoneyGram Data as necessary to effect, administer, enforce or monitor (for regulatory, compliance or other purposes permitted by Applicable Law) a transaction requested or authorized by the consumer, or in connection with servicing or processing a financial product or service requested or authorized by the consumer.

(iii)     Additional Walmart Covenants. Walmart hereby covenants and agrees:

(1)
not to disclose or use the MoneyGram Data in any way that would breach or otherwise be inconsistent with MoneyGram’s applicable privacy disclosures or that would conflict with or otherwise violate Applicable Law;

(2)	not to sell, resell, license, sublicense or distribute the MoneyGram Data to third parties other than Walmart’s subcontractors that are providing services to Walmart in connection with such data; and

(3)
not to use the MoneyGram Data to market Walmart’s or its affiliates’ Competing Products and Services. The maintenance, use or display of consumer or customer transaction information to populate data fields and facilitate consumer or customer transactions does not constitute the use of MoneyGram Data to market Walmart’s or its affiliate’s Competing Products and Services.

(iv)	Nothing herein shall restrict Walmart’s use or disclosure of any Walmart Data or shall restrict MoneyGram’s use or disclosure of MoneyGram Data.

(v)
Additional MoneyGram Covenants. MoneyGram represents, warrants and covenants that MoneyGram Data provided pursuant to this Data Addendum will only include data that Walmart may use for each of the purposes identified in Section C(ii) of this Data Addendum, and that MoneyGram’s disclosure of MoneyGram Data provided pursuant to this Data Addendum is permitted by and consistent with MoneyGram’s applicable privacy policy and privacy disclosures. If any data included in MoneyGram Data provided pursuant to this Data Addendum may not be used for each of the purposes identified in Section C(ii), MoneyGram must specifically identify such data and such data may only be used by Walmart to offer and sell the Services.

D.     Proprietary Rights.

(i)
General. The parties recognize that the users of the Services at the Agent Locations are customers of both Walmart and MoneyGram. The parties further acknowledge that the same or similar information may be included in Walmart Data and MoneyGram Data. To the extent that the same information is included in both Walmart Data and MoneyGram Data: (1) Walmart shall retain its ownership and use rights in such Walmart Data and (2) MoneyGram shall retain its ownership and use rights in such MoneyGram Data, each subject to the limitations set forth in this Agreement.

(ii)
“Consumer Report” Information. Notwithstanding anything to the contrary in this Agreement MoneyGram shall have no obligation to disclose any information contained in the MoneyGram Data which MoneyGram reasonably believes in good faith falls within the definition of a “consumer report” as set forth in the Fair Credit Reporting Act.

E.     Delivery of Data.

(i)
Delivery of MoneyGram Data to Walmart. MoneyGram shall deliver to Walmart at no additional charge to Walmart the MoneyGram Data in such format and by such method as the Parties shall mutually agree in writing.

(ii)
Third Party Data. Neither MoneyGram nor Walmart shall have any obligation to provide the other with any information or data purchased by such party from a third party for purposes of analyzing, enhancing or otherwise using the MoneyGram Data, as the case may be; provided, however, that nothing in this Section E(ii) shall limit MoneyGram’s or Walmart’s delivery obligations under this Section E.

F.     Treatment of Data.

(i)	For purposes of clarity, the MoneyGram Data and the Walmart Data shall be included in the definition of Confidential Information, as defined in the Agreement.

(ii)
Walmart accepts full responsibility for adequately securing any MoneyGram Data in its possession, and will hold MoneyGram harmless from any breach of such data from Walmart’s systems or any system of any service provider of Walmart.

G.
Disclaimer of Warranties. NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, ARISING FROM COURSE OF DEALING, USAGE OF TRADE, NOR STATUTORY, AS TO THE MONEYGRAM DATA, THE WALMART DATA OR ANY OTHER MATTER WHATSOEVER. EACH PARTY HEREBY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND WITH RESPECT TO THE TIMELINESS, SEQUENCE, ACCURACY, COMPLETENESS, OR QUALITY OF THE MONEYGRAM DATA OR THE WALMART DATA.

H.     Term; Effect of Expiration/Termination.

(i)	Term. The term of this Data Sharing Attachment shall commence on the Effective Date and continue until the later of the expiration or termination of the Agreement (“Data Sharing Term”).

(ii)
Effect of Expiration or Termination. Upon expiration or termination of this Data Sharing Attachment, Walmart shall cease all use of the MoneyGram Data, provided that Walmart may retain one complete copy of the MoneyGram Data solely for the purpose of complying with Applicable Law and internal corporate compliance policies and Walmart may continue to use any information or data resulting from Walmart’s or its third parties’ manipulation or analysis of such MoneyGram Data whether alone or in conjunction with other data such that the underlying MoneyGram Data is not discernable as being MoneyGram Data.